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                                                                    EXHIBIT 99.1
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HealthCentral Closes Acquisition of more.com and Comfort Living Assets

Expands Product Line With High Margin Items

EMERYVILLE, Calif.--(BW HealthWire)--Dec. 18, 2000--HealthCentral (HCEN), a leading online provider of health products through its health superstore, WebRx, and information through its consumer content site, HealthCentral.com, today announced it has closed its acquisition of certain assets of the online health superstore more.com, Inc. and its subsidiary Comfort Living, Inc., a 13-year-old home and personal comfort products distributor acquired by more.com in February 2000.

Assets acquired by HealthCentral include all of the assets, properties and certain liabilities associated with more.com's Comfort Living division including its website, inventory and a leased 18,000 square foot warehouse and distribution center in Gaithersburg, MD. HealthCentral also acquired all of more.com's trademarked names, websites and customer lists, and a web site affiliate agreement with PharMor.com, Inc. Phar-Mor, Inc. operates a retail drugstore chain of 140 stores under the names Phar-Mor, Pharmhouse and The Rx Place in 24 states. Under the terms of the deal, more.com received approximately
5.0 million shares of common stock from HealthCentral that will not be eligible for sale prior to March 15, 2001.

"Comfort Living is an excellent addition to our product line," said Albert Greene, CEO and Chairman of HealthCentral. "We want to provide comprehensive consumer health care with a broad choice of health-related products supported by up-to-date health information from our award winning content sites."

The Comfort Living product lines are represented in four categories Breathe Easier, Sleep Better, Back Comfort, and Healthier Home, and feature thousands of items, including personal comfort products, back pain products, baby products, maternity products, and an extensive line of allergy control products.

"Our acquisition of the Comfort Living assets complements our addition of other high margin product lines, which is strategically fulfilling our goal to establish multiple high margin categories in our health superstore. This year we added vitamins, minerals and supplements from Vitamins.com; reading glasses through our exclusive license for Dr. Dean Edell Eyewear; contact lenses through an agreement with Lens First; and additional vision care and other high margin products," said Fred Toney, President and Chief Operating Officer of HealthCentral. "Importantly, we expect no ongoing, incremental cash burn to the HealthCentral because of the acquisition of these assets."

Visitors to the more.com website are redirected to WebRx.com. Vitamins, over-the-counter products and prescription orders will be fulfilled out of HealthCentral's recently consolidated Louisville distribution center, while Comfort Living products will continue to be fulfilled from Comfort Living's existing distribution center in Gaithersburg, MD.
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The Phar-Mor agreement provides for the prominent promotion of the more.com web site and as well as a unique URL linked to the more.com web site in all of its marketing collateral and other promotional materials including prescription bags, shopping bags, circulars, print advertising, Internet and other online advertising, and newsletters and other promotional emails, and on all of its POS register receipts, that Par-Mor provides to its customers. This is in addition to the branding and in-store pick-up arrangement previously announced by HealthCentral with Drug Emporium, Inc.

About HealthCentral

HealthCentral (Nasdaq: HCEN - news) is a leading provider of healthcare e-
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commerce and content to consumers through a network of sites: WebRx(SM),
Vitamins.com, HealthCentral.com, RxList.com and DrugEmporium.com. HealthCentral is also an applications service provider to hospitals and healthcare organizations for health e-commerce and content. Its e-commerce site, WebRx(SM) (www.webrx.com), features more than 25,000 products in eight different
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categories. In addition to its much-praised, full service pharmacy, WebRx(SM)
features one of the world's largest selections of vitamins, a complete Vision Center and a Comfort Living department, where products such as ergonomic chairs, water purifiers and an extensive line of allergy control products are sold. HealthCentral.com provides in-depth health-related information and commentary by experts such as Dr. Dean Edell, the People's Pharmacy and Covert Baily's "Fit or Fat". The site features user-friendly interactive tools, daily health news, personalized health risk assessments and topical newsletters.

HealthCentral Forward Looking Statements

Except for historical information, the statements in this news release are forward-looking statements, involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the Company's limited operating history and need to generate revenues, the Company's need to preserve and possibly raise additional cash, the substantial competition in the ehealth market, possible liability related to content on or accessed through the Company's Web sites, the need to build a brand name quickly, the effect of substantial and changing government regulation, possible systems interruptions, a failure to integrate acquisitions or manage growth, and a failure to attract and retain key employees. Further information regarding these and other risks is included in HealthCentral.com's Annual Report on the Form 10-K for the year ended December 31,1999, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000 and other documents filed with the SEC.

Contact:
     HealthCentral.com
     Joanne Papini, 510/250-3860 (media)
     joanne.papini@healthcentral.com
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     Robin Raborn, 510/250-3852 (financial)
     robin.raborn@healthcentral.com
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     www.ir.healthcentral.com
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